Exhibit 107

Calculation Of Filing Fee Tables

Form S-4
(Form Type)

SouthState Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $2.50 per share	457(c), 457(f)(1)	25,181,848(1)	N/A	$1,844,000,000(2)	0.00014760	$272,174.40
Fees Previously Paid	-	-	-	-	-	-	-	$0.00

	Total Offering Amounts					$1,844,000,000		$272,174.40
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$272,174.40

(1)	Represents the estimated maximum number of shares of common stock, par value $2.50 per share, of SouthState Corporation (“SouthState” and such shares, the “SouthState common stock”) to be issued upon the completion of the transactions contemplated by the Agreement and Plan of Merger, dated as of May 17, 2024, by and between SouthState and Independent Bank Group (“IBTX”) (as amended from time to time, the “merger agreement” and such transactions contemplated thereby, the “merger”) and is based upon the product of (x) the maximum number of shares of common stock, par value $0.01 per share, of IBTX (such shares, the “IBTX common stock”) outstanding as of June 25, 2024 or issuable or expected to be exchanged (including in respect of equity-based awards) in connection with the merger, collectively equal to 41,969,746, and (y) the exchange ratio of 0.60 shares of SouthState common stock for each share of IBTX common stock.

(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”) and calculated pursuant to Rules 457(c) and 457(f)(1) promulgated thereunder. The proposed maximum aggregate offering price is equal to the product of (x) $43.93, the average of the high and low prices of IBTX common stock as reported on the Nasdaq Global Select Market on June 25, 2024 and (y) 41,969,746, the estimated maximum number of shares of IBTX common stock that may be converted in the merger.